Exhibit 23.8
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Ryder Scott Company, L.P. hereby consents to the reference to it under “Experts—Mariner” and to the use of its name and information from its reports regarding estimated proved reserves of Mariner Energy, Inc. and future income attributable to those reserves and their present value as of December 31, 2009, 2008, 2007, 2006 and 2005 in this Amendment No. 5 to Form S-4 registration statement (this “Form S-4”).
     Ryder Scott Company, L.P. hereby consents to the incorporation by reference into this Form S-4 of information from its report regarding estimated proved reserves and future income attributable to those reserves and their present value as of December 31, 2009 included in Mariner Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
     Ryder Scott Company, L.P. hereby consents to the incorporation by reference into this Form S-4 of information from its reports regarding certain estimated proved reserves of Edge Petroleum Corporation and future income attributable to those reserves and their present value in Note 23. Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (unaudited) to the audited consolidated financial statements of Edge Petroleum Corporation included in Mariner Energy, Inc.’s Current Report on Form 8-K dated December 31, 2009, as amended by a Form 8-K/A of the same date.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580
Houston, Texas
September 30, 2010